INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (“Agreement”) is made and entered into this 18th day of May, 2009 (“Effective Date”), by and between GVI Security Video Management Solutions, LLC  (“GVI”), a Delaware limited liability company with its principal place of business in 2801 Trade Center Dr., Suite 120, Carrollton, TX 75007;  GVI Solutions, Inc. (“Parent”), a Delaware corporation with its principal place of business in 2801 Trade Center Dr., Suite 120, Carrollton, TX 75007;  PacketNVR, LLP (“PNVR”) an Illinois  limited liability partnership with its principal place of business in 1043 Catherine Avenue, Naperville, IL 60540; and Omeon, Inc. (“Omeon”), an Iowa corporation  with its principal place of business in 7312 Beckett Drive, NE, Cedar Rapids, IA 52402. Each of GVI, PNVR and Omeon a “Party”, and collectively the “Parties”.

RECITALS

A.           GVI desires that PNVR assign to GVI the PacketNVR software, Version 1.1, identified in Exhibit A attached hereto, as well as the “Razberi” hardware design, including, without limitation, all Intellectual Property Rights (as described below) embodied therein, and all technology and materials embodied in the foregoing, collectively, such rights, technology and materials, including object code and source code, the “Technology.”

B.           PNVR is willing to assign the Technology and all Intellectual Property rights in connection therewith, subject to the terms and conditions set forth in this Agreement.

C.           GVI will compensate PNVR for such assignment as per the terms of this Agreement.

D.           GVI is a wholly-owned subsidiary of Parent, and Parent will guaranty the payment obligations of GVI hereunder.

E.           GVI is contracting Omeon to support version 1.1 of the PacketNVR software, as well as further developments of the PacketNVR software pursuant to the “Software Support and Development Agreement” and to support other software, if any, acquired by GVI pursuant to the “Option Agreement” between GVI and Omeon.

AGREEMENT

In consideration for the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions.

1.1 “Intellectual Property” shall mean any and all rights existing from time to time under patent law, copyright law, trademark law, trade secret law, unfair competition law, moral rights law, publicity rights law, privacy rights law, and any and all other similar proprietary rights, including but not limited to, patents, trademarks, service marks, moral rights, tradenames, brand names, trade or business names, logos, design rights, copyright (including copyright in computer programs), database rights, semi-conductor typography rights, know-how, methodologies and concepts, together with all goodwill attaching or relating thereto; extending to any renewals and extensions thereof, now or hereafter in force and effect in the United States and throughout the universe.

1.2 “Sales Target” shall have the meaning set forth in Exhibit A.

2. Assignment.   Subject to the terms and conditions in this Agreement, PNVR hereby irrevocably assigns, sells, transfers and conveys to GVI all rights, including without limitation all Intellectual Property rights, title and interests, in and to the Technology, including the right to create derivative works, improvements and future developments in the Technology.

3. Artist’s, Moral, and Other Rights.  If PNVR and/or Omeon has any rights, including without limitation “artist’s rights” or “moral rights,” in the Technology which cannot be assigned (the “Non-Assignable Rights”), PNVR and/or Omeon agree to waive enforcement worldwide of such rights against GVI. In the event that PNVR and/or Omeon has any such rights that cannot be assigned or waived PNVR and/or Omeon hereby grant to GVI a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, have made, sell, offer to sell, import, and further sublicense the Technology, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Technology in any medium or format, whether now known or later developed.

4. Consideration.

4.1 Initial Payments.  In consideration for PNVR’s performance under this Agreement, GVI agrees to pay: (i) one hundred and sixteen thousand dollars (US$116,000.00) to Omeon, which amount shall be due upon execution of this Agreement; (ii) three hundred and seventy-five thousand dollars (US$375,000.00) to PNVR, which amount shall be due and payable solely if there is, and upon, an Acceptance of version 1.1 alpha of the Technology by GVI, as per the terms of Section 7; (iii)  one hundred and twenty-five thousand dollars (US$125,000.00) to PNVR, which amount shall be due and payable solely if there is, and upon, a final Acceptance of version 1.1 of the Technology by GVI, as per the terms of Section 7; (iv) ninety-seven thousand dollars (US$97,000.00) to Omeon, which amount shall be due and payable solely if there is, and upon, an Acceptance of version 1.1 alpha of the Technology by GVI, as per the terms of Section 7; (v) thirty-three thousand dollars (US$33,000.00) to Omeon, which amount shall be due and payable solely if there is, and upon, a final Acceptance of version 1.1 of the Technology by GVI, as per the terms of Section 7. The Omeon payments are for the purposes of helping Omeon start the developments contracted under this Agreement and the Option Agreement (a summary of potential payments under this Agreement and the Option Agreement is detailed in  Exhibit B).

4.2 Sales Milestone Payments.  GVI shall make sales milestone payments to PNVR upon the achievement of certain milestone events for the sale by GVI of version 1.1 of the PacketNVR Software during the twenty-two (22) month period commencing on the date of the first commercial sale  by GVI of version 1.1 of the PacketNVR Software (the “Initial Period”), as set forth in Section 4.2(i) below.

(i)	Upon meeting the “Sales Targets”, as such Sales Target is described in Exhibit A, GVI shall pay to PNVR certain market payments as set forth in this Section 4.2(i).

(a)	If 80% or more of the Sales Target is met in the Initial Period, GVI will pay to PNVR US$440,000.00.

(b)	If less than 80% but more than 50% of the Sales Target is met in the Initial Period, GVI will pay to PNVR US$308,000.00.

(c)	If less than 50% but more than 30% of the Sales Target is met in the Initial Period, GVI will pay to PNVR US$220,000.00.

The milestone payments set forth herein, if any, are due within thirty (30) days after the Initial Period.

(ii)
If GVI has not paid PNVR US$440,000 for the Initial Period, as contemplated in Section 4.2(i)(a) above, then if during the cumulative thirty-four (34) month period consisting of the Initial Period and the twelve month period following the Initial Period (such cumulative period, the “Make-Up Period”):

(a)	If 80% or more of the Sales Target is met in the Make-Up Period, and GVI has made payments in accordance with Section 4.2(i)(b), then GVI will pay to PNVR US$66,000.

(b)	If less than 80% but more than 50% of the Sales Target is met in the Make-Up Period, and GVI has made payments in accordance with Section 4.2(i)(b), then GVI will pay to PNVR US$46,200.

(c)	If less than 50% but more than 30% of the Sales Target is met in the Make-Up Period, and GVI has made payments in accordance with Section 4.2(i)(b), then GVI will pay to PNVR US$33,000.

(d)	If 80% or more of the Sales Target is met in the Make-Up Period, and GVI has made payments in accordance with Section 4.2(i)(c), then GVI will pay to PNVR US$110,000.

(e)	If less than 80% but more than 50% of the Sales Target is met in the Make-Up Period, and GVI has made payments in accordance with Section 4.2(i)(c), then GVI will pay to PNVR US$77,000.

(f)	If less than 50% but more than 30% of the Sales Target is met in the Make-Up Period, and GVI has made payments in accordance with Section 4.2(i)(c), then GVI will pay to PNVR US$55,000.

(g)	If 80% or more of the Sales Target is met in the Make-Up Period, and GVI has not made any payments under Section 4.2(i), then GVI will pay to PNVR US$220,000.

(h)	If less than 80% but more than 50% of the Sales Target is met in the Make-Up Period, and GVI has not made any payments under Section 4.2(i), then GVI will pay to PNVR US$154,000.

(i)	If less than 50% but more than 30% of the Sales Target is met in the Make-Up Period, and GVI has not made any payments under Section 4.2(i), then GVI will pay to PNVR US$110,000.

(iii)
If GVI exceeds 105% of the Sales Target during the Initial Period, then GVI shall pay to Sridhar Krishnaswamy and Tom Galvin a bonus to both, each in the amount of twenty-five thousand dollars (US$25,000.00).

(iv)
In connection with the milestones set forth above, pursuant to separate agreements dated as of the date hereof, GVI Security Solutions, Inc. (“GVSS”) has issued to (a) Sridhar Krishnaswamy a Warrant to purchase shares of GVSS Common Stock, and (b) Tom Galvin restricted shares of GVSS Common Stock subject to forfeiture.

(v)
If the release of the Razberi Hardware is delayed beyond the schedule set forth in the Option Agreement, then for every month the Razeberi Hardware release is delayed beyond they acceptance and release of Version 2.0 of the PacketNVR Software, the  Initial Period and the Make-Up period will be adjusted accordingly.

4.3 Failure to Pay.  In the event that GVI fails to make the initial payments to Omeon and/or PNVR as set forth in Section 4.1 above, GVI shall assign to PNVR all right, title and interest in and to the Technology and all derivatives and related Intellectual Property rights thereto initially assigned to GVI under this Agreement. All payments under this Section 4 are due net thirty (30) days after receipt of invoice.

4.4 Payment on Sale prior to Version 2.0.  In the event that (i) GVI sells all of its right, title and interest in and to the PacketNVR Software to a third party at any time before the Expiration Date, or (ii) Parent ceases to own a majority of the membership interests in GVI at any time before the Expiration Date, then in each case GVI will pay PNVR the difference between one million fifty-five thousand ($1,055,000.00) dollars and all and any amounts paid to Omeon and PNVR under this Agreement (the “Sale Payment”).  The “Expiration Date” will be the date on which the first of the following events occurs: (a) the expiration of the Make-Up Period; and/or (b) the date GVI  purchases version 2.0 of the PacketNVR Software from Omeon.  In the event that GVI makes the Sale Payment, GVI will have no further obligations to make any payments to Omeon or PNVR under this Agreement, including, but not limited to, any payments under section 4.2.

4.5 Assumptions.  The Parties acknowledge and agree that it is the Parties’ intent to release version 2.0 of the PacketNVR Software with the Razberi Hardware and they are interdependent.

5. Further Assurances.

5.1 PNVR hereby acknowledges it retains no right to own, sell, license, lease, reproduce, copy, distribute or use the Technology, except as provided in this Agreement, and agrees not to challenge the validity of GVI’s ownership of the Technology undertake any actions inconsistent with GVI’s ownership thereof.  Upon each request by GVI, without additional consideration, PNVR agrees to promptly execute documents, testify and take other acts as GVI may deem necessary or desirable to procure, maintain, perfect, evidence and enforce the full benefits, enjoyment, rights, title and interest, on a worldwide basis of the Technology and all rights assigned hereunder, and render all necessary assistance in making application for and obtaining original, divisional, renewal, or reissued utility and design patents, copyrights, mask works, trademarks, trade secrets, and all other technology and intellectual property rights throughout the world related to any of the Technology, in GVI’s name and for its benefit.

5.2 In the event GVI is unable for any reason, after reasonable effort, to secure PNVR’s signature on any document needed in connection with the actions specified herein, PNVR hereby irrevocably designates and appoints GVI and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5 with the same legal force and effect as if executed by PNVR.  PNVR hereby waives and quitclaims to GVI any and all claims, of any nature whatsoever, which PNVR now or may hereafter have for infringement of any Technology assigned hereunder.

6. Delivery.  PNVR further agrees to deliver to GVI within two (2) weeks of execution of this Agreement any and all tangible manifestations of the Technology, including without limitation, all notes, records, files and tangible items of any sort in its possession or under its control relating to the Technology.  Such delivery shall include source code form of Version 1.1 of the PacketNVR Software.  In addition, PNVR and Omeon shall ensure that the Technology meets specifications as set forth in Exhibit A (the “Specifications”).  PNVR and Omeon further agree to provide to GVI from and after the execution of this Agreement and at the expense of GVI competent and knowledgeable assistance to facilitate the transfer of all information, know-how, techniques, processes and the like related to such tangible manifestation and otherwise comprising the intangible aspects of the Technology.

7. Acceptance Testing. GVI will test and evaluate the Technology (the “Alpha Test”)  promptly after the delivery of the Development (as defined in the Option Agreement) to GVI (the “Delivery Date”). After finishing the Alpha Test, GVI may, at its option and upon notice to Omeon, conduct additional tests (the “Beta Test”), for purposes of determining whether the Development conforms to the Specifications (collectively, the Alpha Test and Beta Test to be referred as the “Acceptance Tests”). The total period for the Acceptance Tests shall last no more that seventy five (75) days.  In the event that such Acceptance Tests reveal any nonconformity of the Development with respect to the Specifications, GVI will promptly notify PNVR, and PNVR will immediately thereafter undertake to modify the Technology to correct any such nonconformity with respect to the Specifications, and will provide GVI with a corrective action plan within ten (10) days of receipt of GVI’s notice of nonconformity. The corrective action plan shall identify a reasonable time period (the “Corrective Period”) for PNVR to complete the corrective measures and deliver the corrected Technology to GVI.  PNVR will deliver and/or install any such corrected Technology, or configure or otherwise modify any applicable component of any such Technology, as applicable, and will further deliver to GVI any applicable modifications to any source code, documentation, technical reference and/or user manuals, in accordance with the delivery procedures, methods or other requirements otherwise applicable to the initial delivery set forth in Section 6.  In the event PNVR fails to correct any nonconformity of the PacketNVR Software with respect to the Specifications within the Correction Period, GVI will have the right to refuse to purchase the PacketNVR Software, pursuant to this Agreement.  If and when such Acceptance Tests establish, in GVI’s reasonable determination, that the Technology conforms to the Specifications, GVI will so notify PNVR, and the date upon which GVI so notifies PNVR will be considered the “Acceptance” date hereunder.  The Parties agree, for the purposes of this Section 7, to act in good faith at all times and to exercise reasonable commercial efforts to notify the other Party promptly in the case of any non-conformance, the implementation of any modification or corrective measure and/or Acceptance or non-Acceptance of the PNVR Software.

8. PNVR’s Warranties.  PNVR warrants that the PacketNVR Software and Razberi hardware designs as delivered (i) do not infringe or misappropriate the intellectual property rights of any third party; and (ii) does not contain any computer virus or other code intended to, and/or capable of, disabling operation or full or partial functionality of the Custom Software, including, without limitation, any “time bomb,” “Trojan horse,” or “cancelbot,” as such terms are regularly understood in the software industry; (iii) does not contain any third party code subject to fees or royalties, as shown in Exhibit A, and (iv) only contains third party code that is (a) authorized by a GVI officer (Vice President level or higher) and (b) in compliance with all license requirements of third party providers; as described in Exhibit D of this Agreement.

9. Omeon’s Warranties Obligations. For a period of twelve (12) months, after Acceptance of the version 1.1 of the PNVR Software (the “Software Warranty Period”), Omeon warrants that it shall, within the response times agreed upon by the Parties, provide all technical support, updates, upgrades, enhancements and correct any errors, defects, malfunctions and/or bugs in the version 1.1 of the PNVR Software which prevent such PNVR Software from operating in accordance with all the specifications, features and functions set forth in Exhibit A (the “Specified Functionality Requirements”), under the warranty service levels set forth in Exhibit C (the “Warranty Service Levels”). As part of its Warranty, Omeon shall (i) provide to GVI updates, modifications, enhancements and any source code, documentation, technical reference and/or user manuals revised to reflect any updates to the PNVR Software; and  (ii) support, maintain, adapt, reconfigure, repair, replace, further develop or otherwise modify the PacketNVR Software, as may be required to ensure continued and ongoing conformity thereof with any Specified Functionality Requirements, including, without limitations, all technical requirements and performance standards requested by GVI. All materials, code, documentation, software, technical reference and/or user manuals shall be delivered in a format agreed by the Parties, in original form, and Omeon will retain no copies except as required to provide the services under this Agreement.

10. License Grant to Omeon. Subject to the terms and conditions of this Agreement, GVI hereby grants Omeon a limited, revocable, worldwide, non-exclusive, non-transferable, non-sublicenseable (except as permitted by this Agreement) right and license to reproduce, prepare derivative works and otherwise use the object and/or source code version of the PNVR Software, solely in connection with and for the purposes of further developing the functionalities of the PacketNVR Software.

11. Indemnification of GVI.  PNVR agrees to defend and indemnify Parent and each of its subsidiaries (including GVI), and their directors, officers and employees (collectively, the “GVI Indemnitees”), against and hold each of them harmless from any and all actions, losses, liabilities, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including attorney’s fees and costs of defense which any GVI Indemnitee may suffer or incur and arising from claims brought against any GVI Indemnitee by any third party as a result of (i) the inaccuracy of any of the representations and warranties of PNVR contained in this Agreement; and (ii) the breach by PNVR of any of the representations, warranties or covenants made by PNVR in this Agreement. If any claim for which indemnity is or may be sought hereunder is made or appears reasonably possible, GVI shall (i) promptly notify PNVR in writing of any indemnifiable claim and give PNVR the opportunity to defend or negotiate a settlement of any such claim at PNVR's expense, and (ii) cooperate fully with PNVR, at PNVR 's expense, in defending or settling any such claim.  PNVR shall have the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification hereunder, and in such event, PNVR shall have no further obligation to provide indemnification for such matter hereunder.  Nothing herein contained shall affect a party’s legal duty to mitigate damages. Omeon agrees to indemnify GVI from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Omeon of the representations and warranties set forth in Section 9.

12. Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OR WARRANTED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES DISCLAIM ANY AND ALL OTHER PROMISES, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DATA ACCURACY, SYSTEM INTEGRATION, TITLE, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, IN CONNECTION WITH THIS AGREEMENT.

13. Non-solicitation of Employees and Contractors.  During the term of this Agreement and for one (1) year following the last day on which Omeon performs services for GVI under this Agreement, GVI will not, directly or indirectly, employ or offer employment to any employee of Omeon or contractor provided by Omeon, or assist any related corporation, affiliate or third party in doing so, without first contacting Omeon and obtaining the Omeon’s express consent with respect to the specific employee(s) in question.

14. General Provisions.

14.1 Force Majeure. Except with respect to payment obligations hereunder, if a Party is prevented or delayed in performance of its obligations hereunder as a result of compliance with any requirement of applicable law, war, terrorist attack, insurrection, riot, fires, floods, epidemics, failure of public utilities or public transportation systems, or other circumstances beyond such Party’s reasonable control, such failure or delay shall not be deemed to constitute a material breach of this Agreement, but such obligation shall remain in full force and effect, and shall be performed or satisfied as soon as reasonably practicable after the termination of the relevant circumstances causing such failure or delay, provided that if such Party is prevented or delayed from performing for more than ninety (90) days, the other Party may terminate this Agreement upon thirty (30) days’ written notice.

14.2 Assignment; Delegation. Neither this Agreement, nor any of the rights and obligations herein, may be assigned by either party to any person without the prior written consent of the other party. Any attempt to assign this Agreement or the rights and obligations herein in breach of this Section 14.2 shall be of no force or effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of, the Parties, their successors and permitted assigns.

14.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

14.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.  THE PARTIES SPECIFICALLY EXCLUDE THE OPERATION OF  THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS.  FOR PURPOSES OF ALL CLAIMS BROUGHT UNDER THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN THE BOROUGH OF MANHATTAN, NEW YORK.

14.5 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14.6 Applicability.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

14.7 Waiver. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by such Party.

14.8 Injunctive Relief for Breach. The Parties’ obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to the other Party for which there will be no adequate remedy at law; and, in the event of such breach, the affected Party will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

14.9 Publicity; Press Releases and Marketing Material. Except as provided hereunder, neither party shall publicly disclose the existence of this Agreement, any information concerning this Agreement or the terms and conditions of this Agreement without the prior written consent of the other parties. The Parties shall coordinate in good faith the disclosure of this Agreement, including mutually agreeable press releases and marketing materials. Neither party may issue a press release or other marketing material that mentions the other party without the other party’s prior written consent.

14.10 Entire Agreement. This Agreement and Exhibits attached hereto constitute the entire, complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter set forth above, and supersedes any other prior or contemporaneous oral understanding or agreement or any other prior written agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by authorized representatives of both Parties.  Failure by either Party to exercise any of its rights hereunder shall not constitute or be deemed a waiver or forfeiture of such rights.

14.11 Headings.  The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

14.12 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one Agreement.

14.13 Audit and Reports.   PacketNVR shall have the right to request monthly sales reports of the PacketNVR Software in a form to be mutually agreed to by the Parties.  PacketNVR shall have the right throughout the Term of this Agreement, at its own expense, upon reasonable prior notice, once per year (unless the prior audit found an issue or underpayment of the applicable fees under this Agreement, in which case PacketNVR may audit GVI again at its sole discretion) to inspect and audit GVI’s sales of the PacketNVR Software for purposes of determining GVI’s compliance with the terms and conditions herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

GVI Security Management Solutions, LLC

By:	/s/ Joseph Restivo
Name: Joseph Restivo
Title: CFO and COO

PacketNVR, LLP

By:	/s/ TOM GALVIN
Name: TOM GALVIN
Title: Managing Partner

By:	/s/ SRIDHAR KRISHNASWAMY
Name: SRIDHAR KRISHNASWAMY
Title: Managing Partner

Omeon, Inc.

By:	/s/ SRIDHAR KRISHNASWAMY
Name: SRIDHAR KRISHNASWAMY
Title: CEO & President

Parent Guaranty:

Parent hereby guarantees the payment obligations of GVI under the foregoing Agreement.

GVI Security Solutions, Inc.

By:	/s/ Joseph Restivo
Name: Joseph Restivo
Title: CFO and COO

EXHIBIT A - PacketNVR Software; Sales Targets

EXHIBIT B - Summary - Schedule Of Milestones And Potential Payments

EXHIBIT C - Warranty Service Level Commitment

EXHIBIT D - Third Party Software